Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

GEF - Q4 2011 Greif Inc Earnings Conference Call

Event Date/Time: Dec 08, 2011 / 03:00PM GMT

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Deb Strohmaier

Greif Inc—VP of Communications

Rob McNutt

Greif Inc—SVP, CFO

David Fischer

Greif Inc—President and CEO

CONFERENCE CALL PARTICIPANTS

Phil Gresh

JPMorgan—Analyst

Ghansham Panjabi

Robert W. Baird & Co.—Analyst

Steve Chercover

D.A. Davidson & Co.—Analyst

Chris Manuel

Wells Fargo Investment—Analyst

Paul Owens

Avoca Capital—Analyst

Jason Lee

Brookfield Investment Management—Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif, Inc. fourth quarter 2011 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation.

(Operator Instructions)

As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Debra Strohmaier, Vice President, Corporate Communications for Greif, Inc. Thank you, Ms. Strohmaier, you may begin.

Deb Strohmaier—Greif Inc—VP of Communications

Thank you, Rob. Good morning. As a reminder, you may follow this presentation on the web at Greif.com in the Investor Center under conference calls. If you don’t already have the earnings release it is also available on our website. We are on slide two. The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation, in our 2010 form 10K and in other Company SEC filings as well as Company earnings news releases.

As noted on slide three, this presentation uses certain non-GAAP financial measures including those that exclude special items such as restructuring charges and acquisition-related costs, and EBITDA before and after special items. EBITDA is defined as net income plus interest expense net plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax plus depreciation, depletion and amortization expense. Management believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the fourth quarter and fiscal 2011 earnings release. Giving prepared remarks today are, in order of speaking, Senior Vice President and CFO, Rob McNutt; and President and CEO, David Fischer. Executive Chairman, Mike Gasser, will be available to answer questions during the Q&A session as well. I will now turn the call over to Mr. McNutt.

Rob McNutt—Greif Inc—SVP, CFO

Thank you, Deb. Please turn to slide four. While we fell short of our own and market expectations for the year, driven largely by weakness in Europe in the back half of the year, I don’t want to lose sight of the fact that 2011 was a good year in several dimensions. First, net sales were a record $4.2 billion, with solid contributions from all business segments. Second, operating profit before special items and asset gains was a record $382 million. Third, EBITDA before special items was $527 million, the highest in our history. And finally, earnings per class A share before special items were $3.73 and the third highest in Greif’s 134-year history.

The financial summary on slide five includes key performance items for the fourth quarter on a year-over-year basis. The 14% increase in net sales to $1.1 billion was primarily due to increased sales volumes of 7% including 11% from acquisitions completed during the past 12 months, partially offset by a 4% decline in same-structure volumes, higher selling prices that represented 4% and positive impact from foreign currency translation of 3%. We experienced weaker market conditions and increased market pressures in the industrial packaging segment, especially in European markets in the second half of the year.

Gross profit was $206 million for the fourth quarters of 2011 and 2010. Gross profit margin declined 2.6 percentage points to 18.2% of net sales in the fourth quarter. This was attributable to lower market demand in rigid industrial packaging, increased manufacturing costs, overall product mix and higher OCC costs for paper packaging compared to the same quarter last year. SG&A expenses were $119 million for the fourth quarter of 2011 compared with $98 million. This increase of approximately $21 million, included $13 million of SG&A expenses, related to acquired companies, nearly $3 million of negative impact from foreign currency translation and approximately $5 million of higher professional fees, particularly directed towards sourcing and administrative excellence initiatives.

Operating profit before special items was approximately $95 million for the fourth quarter of 2011 versus $120 million in 2010. Special items totaled $26 million compared to $13 million for the same period last year and were $18 million and $12 million net of tax, respectively for both periods. These included $19 million of restructuring charges driven by consolidation activities in our flexibles business as we continued to integrate those acquisitions as well as restructuring in our rigids business in response to weak markets in Europe. Approximately 80% of these restructuring charges were cash. The most significant items included severance costs which are higher in Europe than in other regions and the cost to terminate lease commitments. There were also $5 million of acquisition-related costs and a $1.5 million non-cash asset impairment charge for the quarter.

Net interest expense was $26 million for the fourth quarter of 2011 compared with $18 million last year. This was due to the higher level of debt related to acquisitions during the past year, consistent with our growth strategy including pack2pack on August 1, and the related working capital requirements. Income tax expense was approximately $22 million for the fourth quarter of 2011 versus $9 million last year. Our annual book tax rate increased to 29.2% for 2011 versus 16.1% for 2010.

This increase is due to the change in global earnings mix. That is, a greater proportion of our taxable income came from higher tax jurisdictions than we would normally expect and recognition of a valuation allowance on deferred tax assets in 2011, incremental benefit from alternative fuel tax credit in fourth-quarter of 2010 and other discrete tax items that were recognized in both periods. Cash taxes related to 2011 activity were approximately 19%.

Net income before special items was $39 million versus $89 million for fourth quarters of 2011 and 2010, respectively, which represent $0.64 per Class A share before special items for the fourth quarter of 2011 versus $1.51 last year. EBITDA before special items was $132 million for the fourth quarter of 2011 compared to $148 million last year, which is principally due to lower results for European markets within the Rigid Industrial Packaging segment.

Please turn to slide six. Rigid Industrial Packaging net sales increased 15% to $812 million per fourth quarter compared with $705 million last year. Higher sales volumes were 5 percentage points of this increase, including 11 percentage points due to acquisitions, partially offset by a 6% decline in same-structure volumes. Higher selling prices represented an additional 6 percentage points attributable to the pass-through of higher input costs and a positive impact from foreign currency translation added another 4 percentage points.

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Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Operating profit before special items was $63 million compared with $84 million for the fourth quarter of 2010. EBITDA before special items declined to $87 million for the fourth quarter of 2011, from $103 million a year ago, primarily due to lower gross profit for this segment. Both of these measures were below the prior year, primarily due to lower gross profit in Western Europe. There were two operating issues that also impacted the Rigid Industrial Packaging results for the fourth quarter. One of them was normal integration related to an acquisition in EMEA. This has cost us a little more and taken us a little longer than we had initially planned. The other issue involves production issues in an operation in Latin America which are currently being resolved. Together, the impact was approximately $6 million for the quarter, versus our expectation. These issues should only impact our first-quarter results as we anticipate they will be resolved by the end of Q1.

I am now on slide seven. The Flexible Products segment had net sales of $134 million for the quarter. That is an increase of $30 million, which was due to improved pricing, same-structure growth and benefits from two acquisitions in the fourth quarter of 2010. Gross profit margin for this segment increased to 21.8% of net sales for the fourth quarter from 19.5% last year. This increase was primarily attributable to increased operating efficiencies that resulted from further implementation of the Greif Business System.

Operating profit before special items was $10 million for the quarter compared with $7 million last year, while EBITDA before special items nearly doubled to $15 million for the fourth quarter, 2011 from $8 million last year. EBITDA margins in this business went from 7.7% in Q4 of 2010 to 11.2% in Q4 of 2011.

Please turn to slide eight. In our Paper Packaging segment, fourth quarter 2011 net sales of approximately $179 million was essentially flat with fourth quarter of 2010. Modestly higher sales volumes were offset by slightly lower selling prices.

Gross margin for the fourth quarter was adversely impacted by higher input costs. The most significant of these costs, old corrugated containers, was $48 a ton above the fourth quarter of 2010. This contributed to a decline in gross profit margin for the quarter to 16% from 20.6% last year. Operating profit before special items for this segment declined to $18 million for the fourth quarter of 2011 from $26 million for the same period last year, primarily due to higher OCC costs.

EBITDA before special items was approximately $27 million for the fourth quarter versus $33 million last year, reflecting the lower gross profit previously noted. In early November, the first month of our fiscal 2012, OCC cost dropped by a range of $40 to $50 per ton in key regions of the US, which should incrementally benefit Paper Packaging’s 2012 segment results provided containerboard pricing and other costs remain stable.

As shown on slide nine, Land Management finished the year with solid results. Net sales were $6 million for the fourth quarter, compared with $5 million a year ago. This segment’s revenue sources continue to diversify and grow. Examples include recreational lease fees, mineral payments and consulting fees.

Operational profit before special items was similar at approximately $3 million for both periods. EBITDA before special items increased to approximately $4 million for the fourth quarter, from $3 million a year ago.

Please turn to slide 10. Cash flows provided by operating activities were approximately $172 million for 2011 versus $178 million for the prior year. Net debt was $1.37 billion, at October 31, 2011, or $448 million higher than at year-end 2010.

This increase was primarily due to funding $345 million of acquisitions and $162 million of capital expenditures. We completed eight acquisitions during 2011, including three in the fourth quarter. By comparison, we completed 12 acquisitions during 2010. As previously stated, we are focused on successfully integrating these acquisitions, realizing their synergies and we’re not currently adding to our acquisition pipeline.

Depreciation, depletion and amortization expense was $144 million versus $116 million the prior year. Net working capital was $248 million at the end of 2011 compared with $261 million last year. The year-over-year change was due to strong inventory management in Q4. We’re actively pursuing plans to continue to improve our working capital on a same-structure basis and also through successful acquisition integration. We purchased 250,000 shares of stock including 241,300 Class B shares and 8,700 Class A shares during the fourth quarter of 2011 for approximately $12 million. There are about 817,000 shares still authorized under a plan approved by the Board of Directors, which can include the repurchase of either Class A and/or Class B shares.

Cash dividends were $1.68 and $2.51 per Class A and Class B share, respectively during the last 12 months, and on Tuesday we announced that quarterly cash dividends payable January 1, 2012, will be $0.42 and $0.62 for the Class A and Class B shares, respectively. The dividend yield is approximately 3.6% for Class A shares and 5.5% for Class B shares based on yesterday’s closing stock price. Now turn to slide 11. We had solid results in North American and Asia-Pacific regions of our Rigid Industrial Packaging segment as well as solid performance in the Flexible Products, Paper Packaging and Land Management segments in 2011 that were particularly offset by lower results in Western Europe, which includes several strategic business units.

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Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

We implemented contingency actions in response to weak market conditions through cost savings measures and expanded the scope of those actions during the fourth quarter to mitigate future impact. We anticipate continuation of challenging market conditions during the first half of 2012 with recovery in the second half of the year. Compared to 2011, this outlook assumes year-over-year stable raw material costs for rigid industrial packaging and flexible products compared with year-end 2011 levels, improved volumes in most regions, stable market conditions and lower OCC costs for paper packaging.

Management will continue to monitor closely its businesses, take appropriate actions to adjust our cost structure and we expect solid contributions in 2012 from the acquisitions we made in 2011. Given that backdrop, we expect to produce EBITDA between $500 million and $550 million in 2012 compared to $467 million in 2011. Both of these numbers are after special items. That concludes my remarks. I’ll now turn the call over to David Fischer for his remarks.

David Fischer—Greif Inc—President and CEO

Thank you, Rob. Please turn to slide 12. As indicated by Rob’s remarks, 2011 was a year of two distinct halves. Despite the abrupt slowdown that began in our third-quarter, 2011 was a record year in terms of operating income. Key businesses such as Rigid Industrial Packaging and Services in North America and Asia-Pacific, Paper Packaging and Flexible Products all had record years. Land Management also turned in solid results for 2011.

We continue to aggressively address the business challenges that have emerged in the second half of the year across the globe with the most serious impact on our Western European market. The Greif Business System is a critical tool for addressing the new market conditions and optimizing our production network. We remain active in this effort. We’re on slide 13 now. We made substantial progress during 2011 regarding the accelerated integration of our three growth platforms of flexible industrial packaging, reconditioning and rigid intermediate bulk containers.

These businesses complement, reinforce and diversify our existing businesses and we expect these portfolio additions to make solid contributions to our consolidated financial performance when fully integrated. We also look forward to the completion and production start-up of the fabric hub in the Kingdom of Saudi Arabia in 2012. This facility will have unparalleled scale and cost advantages once fully operational. This segment is on track to achieve its 15% operating profit goal by 2015.

In 2011 we became the largest industrial packaging reconditioner in the world through the acquisition of pack2pack in Europe which is now a vital part of our EarthMindedTM Lifecycle Services business. This business is developing innovative technology and business models to help industrial packaging users achieve their sustainability objectives. EarthMindedTM LCS includes operations in Europe and North America which are among the top industrial packaging markets globally. We are implementing a strategy to achieve targeted growth and profitability goals that will provide additional long-term benefits to both Greif and its rigid packaging customers including a more efficient energy, water and carbon footprint service offering for customers.

The acquisition of Fustiplast in August of 2011 enables us to proceed with our global growth strategy for rigid intermediate bulk containers. We have been busy replicating Fustiplast’s operation in several markets around the world in response to customer requests for these products. Fustiplast product offering will strengthen our comprehensive rigid industrial packaging product portfolio across the globe. Please go to slide 14. While each of these growth strategies presents exciting future benefits, we remain focused on the present.

Greif’s management team has a record of promptly responding to business challenges through a set of comprehensive contingency actions that are designed to improve our long-term performance. We are currently implementing contingency actions that respond to the reduced market demand and profitability in Western Europe that began to surface late in the third quarter and have continued through the fourth quarter. While this situation is impacting our near-term quarterly results, we are confident that our actions will position Greif to be a stronger, more profitable Company in the future.

Slide 15. Following five months of intense activity, our 2011 strategy team submitted its report to executive management and our Board of Directors. Our strategy, summarized on slide 15, includes number one, accelerating sustainability, including safety, innovative products and energy savings. Number two, expanding the capabilities and reach of the Greif Business System. Three, focusing on integrating our acquisitions to strengthen our expanding core business and four, investigating and pursuing adjacencies where appropriate.

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Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

The strategy team took into account global population trends, environmental challenges and other strategic factors and determined potential growth areas based on those drivers. They then matched our portfolio and our core capabilities with the opportunities inherent in their findings. The result is yet again another sound strategy for Greif and forms the basis of our activities for the coming three years. We expect this strategy to help us become a $7 billion company by 2015. This concludes our prepared remarks. Rob, Mike and I will now answer your questions.

QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session.

(Operator Instructions)

Phil Gresh, JPMorgan.

Phil Gresh—JPMorgan—Analyst

Good morning. A couple questions on the guidance. Rob, you said the EBITDA guidance is after special items, so I assume you’re kind of redirecting us to kind of think of it that way moving forward. Is there a planned special items number that you’re thinking about for this year in terms of restructuring or other items just based on what we’ve been seeing for the past couple of years?

Rob McNutt—Greif Inc—SVP, CFO

No. Good question, Phil. If you look at the 2011 results they have approximately $60 million of special items in those. If you look at what we’ve got plugged in for 2012, we’ve got around $30 million, $35 million plugged in for special items into that.

Phil Gresh—JPMorgan—Analyst

Is that all restructuring or is some of that still acquisition related?

Rob McNutt—Greif Inc—SVP, CFO

It’s really a bucket, but most of that is going to be focused on restructuring. The bulk of that, that is in there today, is related to continuing as we implement our Greif Business System in the flexibles business, continuing to drive efficiencies and continuing to be able to track some costs there. Some of that also relates to the rigids business but the bulk of it is in the flexibles business.

Phil Gresh—JPMorgan—Analyst

Okay. And then just on the cost-cutting front, you talked about it here in the prepared remarks, but last downturn you guys gave a pretty good road map in terms of the cost-cutting opportunities and I think you generally exceeded those targets. I’m wondering if you could give us a little more color perhaps in the guidance for this year. How much cost savings are actually in that number based on what you’ve been doing so far and perhaps what you’re planning to do moving forward? Is there opportunity for that number to be bigger? Just some thoughts around that.

David Fischer—Greif Inc—President and CEO

This is David. Let me talk a little bit about some color commentary around the contingencies. In the fourth quarter, copying a lot of the same type of approach we used in the previous downturn, we implemented contingency plans that we had built in our business plans in case the market did what it did. Those contingency plans yielded about $12 million worth of savings within the quarter and going forward, it’s highly dependent upon where the economy goes here, forward. We are prepared with more than we need, we believe in the contingency sector. But, it would not — if the market turns down and continues to stay down, I can see our way to a similar amount through the first half of the year but, again, it depends on the macro economy and where it goes.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Phil Gresh—JPMorgan—Analyst

Okay. And then, do you have an explicit kind of free cash flow target for the year? I know this past year was a bit of a challenging year in the free cash flow front, so I’m wondering how you’re thinking about that this year in terms of CapEx and just the opportunities around working capital?

Rob McNutt—Greif Inc—SVP, CFO

Yes, let me give you a couple of thoughts around that. If you take the $500 million to $550 million of EBITDA, for CapEx what we’ve currently got scheduled in is spending $130 million, about $18 million to $20 million of that is carryover from projects that have begun in 2011 that we’ll finish up in 2012. So, the new spending on CapEx is targeted about 70% of depreciation. Beyond that, operating working capital we ended the year at net working capital of about $250 million. I think we can get another 10% out of that and that’s what we are asking of our businesses and into their commitments to us and then interest, depending on where your model takes debt, is somewhere in that $90 million range. Cash taxes, we continue to see in that 20% range.

Phil Gresh—JPMorgan—Analyst

Okay. Got it. And then, just I guess the last question is just, you’ve had some lags here obviously with the price cost spread situation. And, you’re expecting raw materials to be more — I guess more flattish moving forward with the 4Q level. Do you expect recovery on the price front from some of the actions you have had to take with respect to the input cost increases moving forward? Or, are you assuming you’ll be more price cost neutral moving forward? I’m just trying to get a sense of the competitive environment out there.

David Fischer—Greif Inc—President and CEO

Yes. In terms of the margins, it really depends on where the market goes. As we’ve indicated previously, with the downturn in Western Europe, we’ve had some competitive market pressure out there that we have made choices to respond to, in some cases by reducing price in some cases by walking away from the business. Less aggressive in other places in the world. But again as you see commodity prices softening a little bit here in recent months, especially we’ve seen in steel coming off, and now the recent weeks in OCC, we anticipate that we’ll get some help on our margins from that.

Phil Gresh—JPMorgan—Analyst

Okay. All right. I’ll turn it over, thanks.

David Fischer—Greif Inc—President and CEO

Thanks.

Operator

Ghansham Panjabi, Robert W. Baird.

Ghansham Panjabi—Robert W. Baird & Co.—Analyst

Hey guys, good morning. On the rigid industrial packaging business, I think last quarter you gave us a pretty nice intra-quarter volume trajectory. I was wondering if you could do the same. Also, sort of comment on where trends were in November and which, if any end markets were weaker 4Q versus 3Q? Thanks.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

David Fischer—Greif Inc—President and CEO

Yes, this is David. I’ll give you first a global perspective and then I’ll try to run through some area specifics to give you some flavor of what’s happening by region rather than just painting it at a global level. Through the year we saw, versus our original plan, a pretty significant fall-off in Europe, in the double digits I think Mike has previously reported. That seems to still be the case from a global standpoint but stabilized from a European standpoint. In the other areas of the world we were talking in the range of mid-single digits. Again that seems to be still the case and it has stabilized.

From a quarter-to-quarter and month-to-month type comparison, Western Europe is still off double digits as I mentioned, but quarter-to-quarter we saw a slight softening into the fourth quarter in Europe. Some areas more affected than others, Netherlands, France and Germany being more acute in their, let’s say, the echo of what’s going on in the macro economic picture there. In Eastern Europe — that was Western Europe — in Eastern Europe, we’re generally flat, quarter-over-quarter, not the same type of acute impact on the big production countries as I mentioned just now. They seem to have stabilized.

North America is generally flat, quarter-over-quarter still down mid-single digits year-over-year but has gone flat and I’m anticipating a little better or early recovery in North America than some of the other areas of the world. Latin America, I’m going to throw out seasonality, Brazil got a bit softer in the recent quarter but not much and it’s so little it’s hard to tell whether that was just seasonality or a true, fundamental softening in their economy.

And then in Asia-Pacific, I’ll divide my comments into China and the rest are Southeast Asia. China seems to be flat quarter-over-quarter and Southeast Asia is also flat with the exception of a couple smaller places in Southeast Asia where we’ve seen a softness in the last couple of weeks that we’re monitoring closely. So, overall, I think we are seeing kind of a bottoming out of demand except for Europe, which got a little bit softer during the quarter and it was already down the most acute in the year.

Ghansham Panjabi—Robert W. Baird & Co.—Analyst

Okay. And were any end markets in particular weaker 4Q versus 3Q?

David Fischer—Greif Inc—President and CEO

Nothing that stands out dramatically, a little bit in specialty chemicals which is a big end use for our chemical sector of our rigid packaging offering.

Ghansham Panjabi—Robert W. Baird & Co.—Analyst

Okay. And just two more questions if I could. First off on the outlook for EBITDA. As we think about it on a quarterly basis, obviously you have some seasonality in your business. Should we expect perhaps continued weakness in 1Q and then more of a back-end loaded for the rest of the quarters? How should we think about that?

Rob McNutt—Greif Inc—SVP, CFO

Yes, got you. This is Rob. In the rigids business in particular, we’re looking at 2012 being a bit of a mirror image of 2011, so where the front half of ‘11 was strong and the back half weaker especially in Western Europe, we’re anticipating continued weakness through the first half of the year in Europe and some recovery in the back half. Frankly, the balance of the rigids business, we’re expecting fairly stable as it was through 2011, not lighting the world on fire but not materially different from what we’re seeing now.

In our paper packaging business, we’re anticipating that again, the economy in the US stays relatively stable, we’ll get some margin improvement here in the earlier part of the year that will be throughout the year. Now in our numbers there, what we had anticipated was the margin improvement would show up sometime in the spring rather than as early as it has in the OCC prices. So there’s some potential upside there for us.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Ghansham Panjabi—Robert W. Baird & Co.—Analyst

Okay and just a bigger-picture question — the revenue target of $7 billion by ‘15, obviously a huge increase relative to your current run rate. I would assume it depends on large part on acquisitions. But just started looking at your balance sheet, you’re 2.5 times leveraged now using the midpoint of your ‘12 guidance, are you signaling that perhaps you’d be more aggressive in monetizing the loaned assets relative to what you’ve done in the past? Or, is there something else that I’m missing here?

Rob McNutt—Greif Inc—SVP, CFO

Yes, I think that as you look at our leverage today, and you look at our acquisition pipeline today, as we’ve said for several quarters now, we are not actively seeking to add to that pipeline today. And so the intent is consolidate our acquisitions we’ve made recently and take the cost out of those, apply the GBS, use that cash flow to pay down debt. At the same time we’ve got some growth targets out there related to our flexibles business to take that by 2015 from its roughly $0.5 billion that we produce this last year to $1 billion. And then beyond that, you would look at incremental growth.

We’ve got the Fustiplast platform that, as David mentioned, we’re looking at pushing that into markets where we’re getting customer demand in specific places around the world. And then the reconditioning business is also going to show nice growth for us as that is a nice growth business in the developed world. So those are the three growth platforms. A lot of the base for those platforms is already in place. We will consolidate, pay down debt for a while, get our balance sheet back to where we’re comfortable with before we start refilling the acquisition pipeline actively.

Ghansham Panjabi—Robert W. Baird & Co.—Analyst

Got it. Thanks so much.

Rob McNutt—Greif Inc—SVP, CFO

Thank you.

Operator

Steve Chercover, D.A. Davidson.

Steve Chercover—D.A. Davidson & Co.—Analyst

Thank you, good morning. First of all since you’ve indicated that M&A activity will be down significantly from recent levels, should we expect a drop in SG&A from that kind of $25 million level to maybe mid-single digits or something?

David Fischer—Greif Inc—President and CEO

Well, SG&A, if you look at SG&A as a percentage of sales, it’s been in the 10%-ish range for some time. And, as we consolidate and take out a lot of the cost as we integrate, especially in the flexibles business, we should be bringing that down.

Rob McNutt—Greif Inc—SVP, CFO

And I would say that when you consider the fact that we had 12 acquisitions in the prior year, eight this one, we have a fair runway of work to standardize along the GBS the type of work processes we have in our heritage business. That gives us some opportunity. We are also having effort in the area of shared services to make sure we become more efficient on the back end of some of these acquisitions and that’s going yield us some, on a share-weighted average, some opportunities to lower our SG&A in coming years.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Steve Chercover —D.A. Davidson & Co.—Analyst

Thanks. And, on slide 14 where you’re discussing your response to the challenges, you indicate that redundant property sales are part of the mix there. Would it be a leap to say that even timberlands might be redundant in your portfolio?

Rob McNutt—Greif Inc—SVP, CFO

Yes. I think that would be a leap at this point in time. We look at them as a core holding of our Company at this point in time. We’re really referring to the industrial sites that become vacant through the GBS as we consolidate these 20 acquisitions and also in response to any market downturn as we always optimize our nearly 300-site production network around the world.

Steve Chercover—D.A. Davidson & Co.—Analyst

Okay and last quick one, I guess similar to Ghansham’s, but to get to that $7 billion, you’ve got the three platforms that are your growth, but there will be some bolt-on acquisitions, I guess after 2012. I mean, are you investigating them now?

David Fischer—Greif Inc—President and CEO

We keep a list of pretty much an entire map of the world that’s in our core business in every country; we follow our customers in those countries, as needed. We believe there will continue to be long-term bolt-on acquisitions much like we’ve done in the previous eight years, but at this point in time we’re focusing on what we’ve already bought, integrating those, as Rob said, driving down our debt, producing cash and really focusing on doing a good job with what we have right now. In addition to that I want to underscore one more time that those three growth platforms in and of themselves are significant for us. But the launch of the Saudi hub is going to give us some significant capabilities in a couple product lines that we think are going to spur quite a bit of organic growth for us.

Steve Chercover—D.A. Davidson & Co.—Analyst

And that’s on track for mid-2012?

David Fischer—Greif Inc—President and CEO

Yes. We plan to release the facility to operations starting in May, with production start-up commencing then and running through the following month. We have not said anything publicly about what our plans are to fill the first phase of that up. We’re still looking at our entire network making sure we have a good balanced approach to our production needs.

Steve Chercover—D.A. Davidson & Co.—Analyst

But, the real impact to margins is really a fiscal 2013 in all likelihood?

David Fischer—Greif Inc—President and CEO

That’s correct.

Steve Chercover—D.A. Davidson & Co.—Analyst

Okay, thank you very much and happy holidays.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

David Fischer—Greif Inc—President and CEO

Thank you.

Operator

Chris Manuel, Wells Fargo.

Chris Manuel—Wells Fargo Investment—Analyst

Good morning, gentlemen. Couple questions for you. I’ll start with a couple cleanup ones first. Rob, did you have — you may mentioned this earlier and I missed it, but what the book tax rate was or would be for 2012?

Rob McNutt—Greif Inc—SVP, CFO

The book tax rate, we’re currently forecasting that to be in the 29% range, similar to this year. That will move — the attributes that we can say right now have good visibility and move it between 25% and 30% for the book tax rate but the cash tax rate expect to stay around the 20% level.

Chris Manuel—Wells Fargo Investment—Analyst

Okay that’s helpful. And then, if I do the math right you were suggesting D&A probably in that 160 range it sounded like for next year and CapEx, 130. What’s a maintenance level at this point given all the acquisitions in different components that you’ve done over the last few years?

Rob McNutt—Greif Inc—SVP, CFO

Yes our view of that and obviously we have — the different businesses have different capital intensity and different flexibility in that. But as a rule of thumb, I think about half of that 130 I would call maintenance level of cap, maybe a little bit more, 65, 70.

Chris Manuel—Wells Fargo Investment—Analyst

Okay that’s helpful. And then, when I think about the last couple of years as you pointed out, quite a large number of acquisitions, 20 or so, pretty significant spend even this past year. When we look at that $500 million to $550 million of EBITDA that you’re looking at for 2012, could you give us a sense as to — so that we can, as we are doing our own modeling, think about what the base business component of that is and what you’re assuming in 2012 is from acquired stuff that you’ve completed and is spillover, if you will?

David Fischer—Greif Inc—President and CEO

Yes, that’s a really tough one because as we acquire things, we go through the integrations. And so, for example, we acquire somebody in Singapore, where we’ve already got operations and is the growth in Singapore related to our base operation or the acquired operation as we consolidate things out and implement GBS so that’s very, very tough to get your arms around. The best way to think about it in my mind is to think about our acquisitions that historically we buy at somewhere in the 5 to 7 times trailing 12 months EBITDA, assume that those businesses are subject to similar market conditions as our base business, but you can run the numbers from that and do that math. Obviously as we incur the cost of restructuring and implementing the GBS, those costs show up but we try to lay those out for you so you’ve got better transparency into those.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Chris Manuel —Wells Fargo Investment—Analyst

Okay, that’s somewhat helpful. And I’ll think about this a little more and maybe come back to you. The last question I had was, when we think about returns that you are receiving from some of your restructuring or other components, over the past couple of years, the restructuring cost component has been pretty substantial and it looks like another $30 million or so this year. How do you think about payback or cost reduction activity? How should we gauge that? Is that something that you spend $30 million, it takes you a couple years to get a payback on? Or how would you suggest we consider that?

David Fischer—Greif Inc—President and CEO

Those are really all over the map and I mean, for example, in our flexibles business where we have improved productivity in some of those assets in the 30%, 40% range in terms of productivity that we inherited, and so if I can get that kind of productivity increase and shut something down and pay some severance to get through that, if that’s in Turkey, that’s one answer. If it’s in France where basically if I lay somebody off I’ve got a cost of roughly 18 months’ worth of wages, the payback is different. So, it really depends on where it is and what particular restructuring is. We think broadly about the GBS as really, on our legacy operations, as overcoming inflation, largely is the way I think about it. And then the restructuring beyond that, again something like flexibles — that’s where a lot of that margin increase comes from. If you look at where we took that business from, I think the numbers I gave you were in the seven and change range on an EBITDA margin last year, to north of 11 this year, a lot of that is attributable to the GBS and the restructuring that we’ve done in that business.

Chris Manuel—Wells Fargo Investment—Analyst

Okay. Last question, if I could ask one further, is when we look at some of the change in volume trajectory you’ve seen over the last quarter, let’s call it 100 days or so, because it started towards the end of your previous quarter as well — when we look at underlying, within some of those regions you mentioned, Germany, France, different pieces, or even Asia that’s flattened out seemingly for you, and we look at underlying GDP levels in those regions or indications of what things would be with PMIs or things of that nature, they’re still showing flattish in Europe or even some expansion in South America and Asia where your business seemingly is showing some slowdown.

Is there anything unique with what you’re doing that could help explain maybe some of that divergence? I mean, I could think of, maybe customers are taking a level of inventory out that would make this a temporary-ish event or a one-time in nature and we move forward. Is there anything else going on that maybe, you’re losing some market share, your products — we’re seeing substitution or something of that nature that would explain maybe some of the divergence for what we’re seeing in underlying maybe GDP levels or indications of what purchasing would be in some of these regions?

David Fischer—Greif Inc—President and CEO

Chris, it’s David. We spent a lot of time looking at this and I will tell you that the first assumption you made is spot on. We’re hearing from a lot of our big customers that their customers are driving down their inventories for year-end and also, to a bit more aggressive level because of the uncertainty in the markets that we play in. We follow also, for example, the chemical industry in a quite detailed fashion. One of our products that we package a lot of, all around the world, are polyurethanes, particularly in the isocyanate region. And these products go into durable goods, shoe soles, insulation for appliances, insulation for home, furniture, car seats, those sort of applications.

Clearly, consumer confidence has impacted the sale of a lot of those durable goods and we go as far as following such detail of byproducts that come off of the chemical industry. And one of the ones I look from near-term standpoint is, I look at the hydrochloric acid sales, not only the volumes but the pricing for these byproducts which are directly a result of many of the processes for durable goods. Those around the world have risen. Particularly, one example in the United States they’ve gone up significantly on the US Gulf coast, signaling even a shortfall in recent weeks of hydrochloric acid.

I think the chemical companies and their customers are tightening their belts in terms of inventories for year-end, are very uncertain about the macroeconomic conditions. And, their indices that we all follow, whether it’s the Verbunder Commission out of Germany or if it’s ICIS or Triple I out of the United States, those indices typically lag some of those downturns were seeing. So, I think it’s a combination of what customers are doing but I also think it’s more acutely felt in some of the products that we package that go into durable goods.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Chris Manuel—Wells Fargo Investment—Analyst

Okay so just to kind of follow up on that as you watch some of those various components whether it’s hydrochloric acid, whether it’s a number of the other components you mentioned there, have you begun to see reflected in those, and I recognize you said that it’s on a bit of a lag, but at this point, we’re talking about four or five months into this. Have you seen in some of those regions those start to — absent the prices that have moved up, those go down, say in Europe, double digits, 15%, 20%, and flat not in Europe or other regions as well? Because as we look at end goods, auto sales aren’t down in those regions those amounts, you referred to car seats. Different things of that nature. So I’m just trying to kind of connect the dots or put them together, that if it’s just inventory, in theory we should anticipate a pretty good rebound here soon to kind of refill some — the pipeline would have to get pretty thin.

David Fischer—Greif Inc—President and CEO

Yes, I think that the pipeline is very thin right now and I’m only echoing what our customers are telling us about their year-end efforts. We also, just to give you an idea sell quite a bit of accessories and parts and closures to lots of packaging producers around the world, the sales of those customers we have which are our competitors in other areas, those sales are also mirroring the same type numbers we’ve echoed in our demand. So that gives us confirmation on, not only the market share, but the broad-based nature of the supply-chain impact and the downturn in customer orders.

Rob McNutt—Greif Inc—SVP, CFO

Chris, this is a Rob. Just to highlight, you mentioned inventories and to give you a couple of anecdotal points in a couple of our businesses one in North America, more so but another one in Europe more recently, we have seen very quick order demand from folks, that is I need it tomorrow. And in our filling business here in North America we have had that and starting to expand here the last three weeks or so into multiple customers and a couple of different regions and then in Europe we’ve seen the very front end of that. Now, that’s all anecdotal. I don’t have decent statistics that say it’s a trend, but that tells me that inventories are in pretty lean shape right now relative to current market demand.

David Fischer—Greif Inc—President and CEO

And one last point, Chris, not to pile onto your answer but try to provide clarity, one of the other insights we now have through our new business of recycling industrial packages, we can point to the fact that empty, recyclable containers available to be recycled either wash, burned and repainted or recycled in their current form are scarce and very hard to find in most all markets of Western Europe. That tells us people are just not emptying the drums at the same rate or consumers are not buying the goods that are in there requiring them to empty them at the same rate they heretofore have been in 2011. And that’s a key signal to us. So we kind of triangulate it with the inputs, with some of the chemical production data that is out there, the durable goods data that is out there and also the recycling the back end and clearly, they all point to the same factor that consumption is off significantly.

Chris Manuel—Wells Fargo Investment—Analyst

Okay, well thank you. I appreciate the color. I’ll jump back in the queue. I have a couple more questions.

David Fischer—Greif Inc—President and CEO

Thanks.

Operator

Paul Owens, Avoca Capital.

Paul Owens—Avoca Capital—Analyst

Thank you for taking my question. My question is going to be about inventories and you just gave the best answer I could possibly hope for. So, I will — my question has been answered perfectly. Thank you very much, gentlemen.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

David Fischer—Greif Inc—President and CEO

Thanks, Paul.

Operator

[Jason Lee], Brookfield Investment Management.

Jason Lee—Brookfield Investment Management—Analyst

Morning, gentlemen. I’ve got one quick follow-on from some of the earlier questioning. You talked about the kind of growth targets in a couple of different platforms looking to generate some cash, pay down debt to a level more comfortable with. What level of debt or leverage is that number roughly before kind of increasing some M&A activity again toward that 2015 revenue target?

David Fischer—Greif Inc—President and CEO

I’ll answer. Rob and I go back and forth on this all the time, but we like to be at or under and I’ll emphasize under two times EBITDA for our overall debt structure. Were running a little higher than that right now as we completed our strategy to build out the portfolio of the growth engines and we aim to bring ourselves back within a historic level that we’re more comfortable with, under two times.

Jason Lee—Brookfield Investment Management—Analyst

Okay, that’s clear. Thank you.

David Fischer—Greif Inc—President and CEO

Thank you.

Operator

Thank you. Ladies and gentlemen we have reached the end of our allotted time for question-and-answer session for today’s conference. I would now like to turn the floor back to Mr. Fischer for closing comments.

David Fischer—Greif Inc—President and CEO

I’d like to take a few moments to reiterate key points concerning our financial results for 2011 and growth strategies that are expected to position us for solid, long-term growth and increased profitability. We completed eight acquisitions during 2011, including three in the fourth quarter. By comparison we completed 12 acquisitions during 2010. As previously stated, we are focused on successfully integrating these acquisitions, realizing identified synergies and not adding to our acquisition pipeline.

As Rob stated we anticipate a continuation of challenging market conditions during the first half of 2012 with recovery in the second half of the year. This outlook assumes stable volumes and raw material costs for rigid industrial packaging and flexible products compared with year-end 2011 levels, stable market conditions and lower OCC costs for paper and packaging compared with 2011. Our management team is aggressively monitoring our businesses and taking appropriate actions to adjust our cost structure. Greif’s three growth platforms, flexible products, EarthMindedTM Lifecycle Services and rigid intermediate bulk containers, are expected to contribute positively to our financial results in 2012. I’ll now turn it back over to Deb.

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FINAL TRANSCRIPT

Dec 08, 2011 / 03:00PM GMT, GEF - Q4 2011 Greif Inc Earnings Conference Call

Deb Strohmaier—Greif Inc—VP of Communications

Thank you, David. A replay of this conference call will be available in approximately one hour on our website at www.greif.com. We appreciate your interest and participation in this conference call. Thank you for joining us.

Operator

You may now disconnect your lines at this time and we thank you again for your participation.

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